Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-214145 on Form F-3 of our reports dated March 4, 2016, relating to the consolidated financial statements of Safe Bulkers, Inc. and subsidiaries, and the effectiveness of Safe Bulkers, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 20-F of Safe Bulkers, Inc. and subsidiaries for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Certified Public Accountants S.A.

Athens, Greece

November 16, 2016